Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following description of capital stock of Tootsie-Roll Industries, Inc. (the “Company”) summarizes certain provisions of the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and the Company’s Bylaws, as amended (the “Bylaws”). The description is intended as a summary, and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K.

Our authorized capital stock consists of 160,000,000 shares, consisting of: (i) 120,000,000 shares of Common Stock, par value 69 and 4/9 cents per share; and (iii) 40,000,000 shares of Class B Common Stock, par value 69 and 4/9 cents per share.

Except as otherwise provided in the Articles of Incorporation and except for shares of Class B Common Stock issued in connection with stock splits, stock dividends and other similar distributions, the Company shall not issue additional shares of Class B Common Stock after the date shares of Class B Common Stock are first issued by the Company. All shares of Class B Common Stock surrendered for conversion shall resume the status of authorized but unissued shares of Class B Common Stock.

Voting Rights

At all meetings of the shareholders, unless otherwise required by law or the Articles of Incorporation, if a quorum is present, all matters shall be decided by a majority of the votes cast, except that in the election of directors those nominees receiving a plurality of the votes cast shall be elected as directors. Upon demand of twenty-five percent of the shareholders present in person or by proxy and entitled to vote, the vote on any particular matter shall be taken by ballot.

The holders of our Class B Common Stock are entitled to ten votes per share, and holders of our Common Stock are entitled to one vote per share.  Except as set forth below or required by Virginia law or otherwise, all actions submitted to a vote of stockholders shall be voted on by the holders of the Common Stock and the Class B Common Stock voting together as a single class.

The holders of the Common Stock and the Class B Common Stock shall each be entitled to vote separately as a class with respect to:

(a) amendments to the Articles of Incorporation that alter or change the powers, preferences or special rights of their respective class of stock so as to affect them adversely;

(b) amendments to the Articles of Incorporation authorizing additional shares of Common Stock or Class B Common Stock;

(d) such other matters as may require class voting under the Virginia Stock Corporation  Act; or

(d) with respect to any proposal to issue authorized but unissued shares of Class B Common Stock, except for shares issued pursuant to the initial distribution of shares of

Class B Common Stock as a pro rata dividend to the holders of the Common Stock or in connection with stock splits, stock dividends or similar distributions.

In addition to any other votes which may be required pursuant to the Articles of Incorporation, Virginia law or otherwise, so long as any shares of Class B Common Stock are outstanding, the affirmative vote of the holders of more than two-thirds of the outstanding shares of Common Stock and Class B Common Stock, each voting separately as a class, shall be required to authorize:

a)   any merger or consolidation of the Company with or into any other corporation or any statutory exchange of shares to which the Company is a party (unless the other party to the merger or consolidation is a subsidiary of the Company);

b)   any dissolution of the Company; or

c)   any amendment to the Articles of Incorporation of the provisions summarized in this paragraph.

Dividend Rights

Dividends may be declared and paid to the holders of the Common Stock and the Class B Common Stock in cash, property, or other securities of the Company out of any net profits or net assets of the Company legally available therefore. If dividends on the Common Stock and the Class B Common Stock are declared payable from time to time by the Board of Directors, the holders of the Common Stock and the holders of the Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, except that, if dividends are declared that are payable in shares of Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of Common Stock shall be payable to the holders of that class of stock and the dividends payable in shares of Class B Common Stock shall be payable to the holders of that class of stock (except for shares issued pursuant to the initial distribution of shares of Class B Common Stock). If the Company shall in any manner subdivide or combine the outstanding shares of Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be proportionally subdivided, or combined in the same manner and on the same basis as the outstanding shares of Common Stock or Class B Common Stock, as the case may be, have been subdivided or combined.

Conversion Rights of Class B Common Stock

The holder of each outstanding share of Class B Common Stock shall have the right at any time, or from time to time, at such holder's option, to convert such share into one fully paid and non-assessable share of Common Stock, on and subject to the terms and conditions as set forth in the Articles of Incorporation.  Upon any conversion of shares of Class B Common Stock into shares of Common Stock, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares of Class B Common Stock so converted as may be declared and may be payable to holders of record of shares of Class B Common Stock on a date prior to the conversion date with respect to the shares of Class B Common Stock so converted; and only those dividends shall be payable on shares of  Common Stock issued upon such conversion of shares of Class B Common Stock as may be declared and may be payable to holders of record of shares of Common Stock on or after such conversion date.  All shares of Class B Common Stock surrendered for conversion into shares of Common Stock as provided in the Articles of Incorporation shall no longer be deemed to be outstanding, and all rights with respect to such shares of Class B Common Stock, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof, shares of Common Stock in exchange for Class B Common Stock surrendered for conversion.

At any time when the number of outstanding shares of Class B Common Stock as reflected on the stock transfer records of the Company falls below 14% of the aggregate number of outstanding shares of Common Stock and of Class B Common Stock, then the outstanding shares of Class B Common Stock shall automatically be converted into shares of Common Stock, on a share-for-share basis. For purposes of the immediately preceding sentence: (i) the total number of shares of Common Stock and/or Class B Common Stock "outstanding" at any time shall not include any shares of Common Stock which, after May 15, 1987, are (a) issued in exchange for the assets or stock of other entities (including pursuant to a merger or other business combination), (b) sold by the Company for value, (c) issued upon conversion of convertible securities issued in exchange for the assets or stock of other entities or sold by the Company for value or (d) issued as a stock split or dividend with respect to shares issued or sold pursuant to clause (a), (b) or (c) above; and (ii) any shares of Common Stock repurchased by the Company shall no longer be deemed outstanding from and after the date of repurchase. In the event the Common Stock is delisted from the New York Stock Exchange or the New York Stock Exchange commences proceedings for delisting and the Common Stock will be precluded by rule or law from being quoted on the National Association of Securities Dealers Automated Quotation System or a successor automated quotation system, the Board of Directors of the Company shall have the right by resolution adopted by the Board of Directors to cause each share of Class B Common Stock then issued and outstanding or held as a treasury share to be immediately converted into one share of Common Stock. In the event of any automatic conversion of the Class B Common Stock, certificates which formerly represented outstanding shares of Class B Common Stock will thereafter be deemed to represent a like number of shares of Common Stock.

Restrictions on Transfer

No person or persons holding shares of Class B Common Stock may transfer, and the Company shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee (as such term is defined in the Articles of Incorporation).

Liquidation

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the remaining net assets of the Company shall be distributed pro rata to the holders of the Common Stock and Class B Common Stock in accordance with their respective rights and interests.

No Preemptive or Similar Rights

No holder of shares of Common Stock or Class B Common Stock shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series of the Company nor to any security of the Company convertible into such stock.

Quorum

At all meetings of the shareholders, the holders of record of a majority of the shares of Common Stock and the shares of Class B Common Stock, taken together as a single group, entitled to vote at such meeting and present in person or by proxy, shall constitute a quorum for the transaction of business, unless a greater or different quorum is required by law or the articles of incorporation. In the absence of a quorum, a majority in interest of those present may adjourn the meeting by resolution to a date, place and time fixed therein and no further notice thereof shall be required unless a new record date is fixed for the adjourned meeting, which new record date shall be fixed if the meeting is adjourned to a date more than one hundred twenty days after the date fixed for the original meeting. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

Stock Exchange

Our Common Stock is listed on the New York Stock Exchange under the symbol “TR.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.